Exhibit 99

THE MIDLAND COMPANY

7000 MIDLAND BOULEVARD

AMELIA, OHIO 45102-2607

(513) 943-7100

MAILING ADDRESS

P.O BOX 1256

CINCINNATI, OHIO 45201

For Immediate Release	April 20, 2006

Contact:

John I. Von Lehman, Executive Vice President and CFO

(513) 943-7100

The Midland Company Reports Record First Quarter Results

➢         Record Setting Net Income Before Realized Capital Gains* of $1.07 Per Share

➢         Driven by 6.7 Percent Property and Casualty Premium Growth

➢         Property and Casualty Combined Ratio of 88.8 Percent Reflects Continued Underwriting Strength

Cincinnati, Ohio, April 20, 2006 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today announced record results for the first quarter ended March 31, 2006. Net income for the quarter was a record $22.4 million, or $1.15 per share. This compares to the previous record net income reported in last year’s first quarter of $21.1 million, or $1.08 per share. (All per share amounts are on an after-tax, diluted basis. Prior period amounts have been restated to reflect the impact of stock option expense.)

Net income before realized capital gains* was also a record at $20.8 million, or $1.07 per share for the first quarter, compared to the year ago level of $20.6 million, or $1.06 per share. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

John W. Hayden, Midland president and chief executive officer said, “We are pleased to once again deliver record results. We are even more pleased than you might imagine, because these results reflect the broad-based health of our specialty property and casualty insurance platform; we’re growing premiums, maintaining our underwriting discipline and consciously managing operating expenses. It is also worth noting that we posted these outstanding results even as we experienced more volatile weather this spring and absorbed the impact of higher reinsurance costs as compared to last year’s previous record first quarter result. All in all, an extremely gratifying outcome.”

“Top-line growth during the quarter is most encouraging,” Hayden continued. Property and casualty gross written premiums grew 6.7 percent over last year’s first quarter result. “We are delighted to start 2006 with a record bottom line result coupled with solid top line growth. These results extend our string of record first quarter earnings to four years. This track record of profit and growth provides compelling evidence of our deep knowledge and expertise in the specialty insurance marketplace,” Hayden said.

Midland’s wholly owned insurance subsidiary, American Modern Insurance Group, Inc., specializes in providing insurance products and services for niche markets such as manufactured housing, site-built dwelling, motorcycle, watercraft, snowmobile, recreational vehicle and credit life and related products. American Modern’s products and services are offered through diverse distribution channels.

Property and Casualty Combined Ratio Solid At 88.8 Percent

“We continue to experience strong underwriting results across our broad specialty product platform,” Hayden said. For the first quarter, American Modern’s property and casualty combined ratio (losses and expenses as a percent of earned premium) was 88.8 percent, compared with 88.6 percent a year ago. “This is a remarkable result given the

The Midland Company Reports Record First Quarter Results

April 20, 2006

impact of increased reinsurance costs and a higher level of catastrophe losses than a year ago,” Hayden said. The cost increase of our base catastrophe reinsurance program reduced first quarter earnings by nine cents per share and catastrophe losses were four cents per share higher than a year ago. Excluding catastrophe losses, American Modern’s combined ratio was a superb 85.9 percent, compared to 86.6 percent in the first quarter of 2005.

“Our manufactured housing line again contributed solid underwriting results as did most all of the other product lines across our broad specialty offering. The manufactured housing combined ratio was 89.7 for the quarter, compared to 87.3 percent in last year’s first quarter. The consistency of the underwriting results produced by our manufactured housing line is a testament to our market leadership in this arena,” Hayden said.

Hayden added, “We are also experiencing very positive underwriting trends in several of our other specialty product lines. In particular, our excess and surplus lines book continues to produce very strong underwriting results. This book has experienced steady growth over each of the last four years, reaching 7.8 percent of our property and casualty written premiums last year. In addition to supporting our growth and profit strategies, the excess and surplus lines book also provides strategic value by expanding both the breadth and depth of the product offering we bring to the marketplace.

“We are extremely proud of the underwriting results we were able to deliver in the first quarter. We remain firmly committed to rate adequacy even as we strive to achieve our growth objectives. For example, we are progressing well in filing the necessary rate and/or product changes required to recoup our increased catastrophe reinsurance costs this year. While these actions will yield little benefit to our 2006 earnings, they are critical to maintaining long-term rate adequacy. We are pleased with our progress and believe we are well positioned for the years to come,” Hayden said.

Property and Casualty Gross Written Premiums Grow 6.7 Percent

For the first quarter, American Modern’s property and casualty gross written premiums grew 6.7 percent to $175.1 million. Manufactured housing gross written premiums increased 4.1 percent over last year to $81.0 million. Hayden noted, “This result is especially gratifying as manufactured housing premiums emanating from our agency, dealer and manufacturer channels collectively grew 7.2 percent over the prior year, far outpacing the continued decline in our lender channel business. We continue to leverage our deep relationships in the manufactured housing marketplace and remain well positioned to capture future growth opportunities in this market.”

“In addition to the growth in our manufactured housing line, we also experienced notable growth in our site-built dwelling, collateral protection and mortgage fire product lines, all of which grew in the high single digit to double digit range. Collectively, our non-manufactured housing property and casualty premiums grew 9.1 percent for the quarter. We are truly beginning to harvest the benefits of our expanded product offering as well as the many investments we have made in our sales and marketing areas over the last couple of years,” Hayden said.

modernLINK® Receives “Best In Class” Award

“In addition to the many investments we have made in our sales and marketing areas, we have also made a significant investment in our web-based modernLINK® information technology system. These efforts have been well received and positively recognized in the marketplace. We are pleased to announce that our modernLINK® technology platform was recently awarded the “Best In Class Award” from Computerworld Magazine. In 2004, modernLINK® was also recognized with A.M. Best’s “E-Fusion Award”. Such recognition serves as an affirmation that our investments in the technology arena are justified and well executed,” Hayden said. “We are extremely proud of the superior work our talented associates are doing in making us easier to do business with than any other carrier in our chosen markets. Their efforts position us well for continued success in the years ahead.”

The Midland Company Reports Record First Quarter Results

April 20, 2006

Investment Portfolio, Market Value Growth and Record Book Value

The market value of Midland’s investment portfolio was $939.8 million at March 31, 2006, compared with $940.5 million at March 31, 2005. Net pre-tax investment income (excluding capital gains and losses) increased to $10.3 million for the first quarter compared with $9.9 million in last year’s first quarter due primarily to higher yields on our fixed income portfolio. The annualized pre-tax equivalent yield, on a cost basis, of Midland’s fixed income portfolio was 5.7 percent in the first quarter of 2006 compared with 5.1 percent in the comparable prior period.

After-tax realized investment gains from Midland’s investment portfolio totaled eight cents per share in this year’s first quarter compared with two cents in last year’s first quarter. Pre-tax net unrealized gains on Midland’s fixed income portfolio were $0.9 million at March 31, 2006, down from $11.1 million at March 31, 2005. Pre-tax net unrealized gains on Midland’s equity portfolio were $90.7 million at March 31, 2006, up from $82.2 million at March 31, 2005.

Midland’s shareholders’ equity increased to a record $506.7 million, or $26.61 per share, at quarter-end, up 14.1 percent from $439.9 million, or $23.32 per share, at March 31, 2005. The company’s book value per share has grown at a compound annual rate of 12.5 percent over the last 10 years.

Hayden noted that Midland’s common stock continues to outperform the broader equities market and virtually every relevant index for the 5-, 10-, 15- and 20-year periods ended March 31, 2006. “We are proud of that record and believe it clearly exemplifies our fundamental value to shareholders,” he said.

M/G Transport Group Posts Strong First Quarter

M/G Transport, Midland’s transportation subsidiary, contributed an after-tax profit of eight cents per share for the first quarter of 2006, compared to two cents per share for the first quarter of 2005. “M/G continues to manage its barge fleet very effectively and has benefited from an improved freight rate environment,” Hayden said.

Superior Financial Strength, Positive Outlook for 2006, Raises 2006 Full Year Guidance

“American Modern has long been recognized as a leader in the specialty insurance business,” Hayden said. “This leadership position was confirmed by A.M. Best’s recent affirmation of the A+ (Superior) rating of our property and casualty insurance subsidiaries. This affirmation along with our Ward Group’s Top 50 ranking attests to the financial strength and peace of mind that we bring to our policyholders, and the confidence we inspire in our shareholders.

“As we look to the remainder of 2006, we remain keenly focused on our core profit and growth strategies. We will continue to leverage our underwriting expertise to achieve our profit objectives and grow the top line. We reiterate our previous top line growth expectations in the low to mid-single digit range for the full year. With respect to profit, we anticipate a property and casualty combined ratio, assuming normal weather, in the range of 93.5 to 95.0 percent for 2006, noting that weather patterns and seasonal products such as motorcycle and watercraft tend to increase the combined ratio during the second and third quarters. That said, we enjoyed very light catastrophe losses in last year’s second quarter (approximately 25 cents per share (after-tax) below what we would consider a normal level). In the first few weeks of April 2006, our catastrophe losses have already exceeded the impact from the entire second quarter of last year. Based on the information we have received to date, we have already incurred nearly 25 cents per share in catastrophe losses in this year’s second quarter and would normally expect catastrophe losses of approximately 40 cents per share in the second quarter. It would, therefore, not be a surprise if our 2006 second quarter earnings were below our second quarter 2005 results. Conversely, in the third quarter of last year, we reported earnings per share of 19 cents, which included 11 cents of realized capital gains, with abnormally high catastrophe losses, which were 63 cents per share higher than normal. We would anticipate, given normal weather patterns, that our 2006 third quarter results should significantly exceed our third quarter 2005 earnings. We would also expect investment income to increase moderately,” he continued. “All said, based on this level of underwriting profit and investment income we are anticipating full year earnings per share, exclusive of realized capital gains or losses, in the range of $2.90 to $3.20 per share for the full year.”

The Midland Company Reports Record First Quarter Results

April 20, 2006

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 95 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

*Non-GAAP Measure and Reconciliation to GAAP Measure

Net income before realized capital gains is a non-GAAP measure. Items excluded from this measure are significant components in understanding and assessing financial performance. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

Reconciliation to GAAP:

	First Quarter
	2006	2005
Dollars in Millions (After-tax):
Net Income Before Realized Capital Gains*	$20.8	$20.6
Net Realized Capital Gains	1.6	0.5

Net Income (GAAP)	$22.4	$21.1

	2006	2005
Per Share Amounts (After-tax, Diluted):
Net Income Before Realized Capital Gains*	$1.07	$1.06
Net Realized Capital Gains	0.08	0.02

Net Income (GAAP)	$1.15	$1.08

Forward Looking Statements Disclosure

Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2006 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

The Midland Company Reports Record First Quarter 2006 Results

April 20, 2006

THE MIDLAND COMPANY

FINANCIAL HIGHLIGHTS

	Three-Months Ended March 31,
	2006	2005	% Change
Revenues	$186,932	$190,366	-1.8%

Net Income	$22,435	$21,144	6.1%

Net Income per Share (Diluted)	$1.15	$1.08	6.5%

Dividends Declared per Share	$0.06125	$0.05625	8.9%

Market Value per Share	$34.98	$31.51	11.0%

Book Value per Share	$26.61	$23.32	14.1%

Shares Outstanding	19,040	18,862

AMIG’s Property and Casualty Operations:
Direct and Assumed Written Premium	$175,108	$164,070	6.7%

Net Written Premium	$152,544	$151,499	0.7%

Combined Ratio (GAAP)	88.8%	88.6%

Combined Ratio (GAAP) - Excluding Catastrophe Losses	85.9%	86.6%

Note:

Dollar amounts in thousands except per share data.

The Midland Company Reports Record First Quarter 2006 Results

April 20, 2006

THE MIDLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three-Months Ended March 31,
	2006	2005
Revenues:
Insurance:
Premiums earned	$159,227	$165,591
Net investment income	10,280	9,926
Net realized investment gains	2,467	803
Other insurance income	3,177	3,242
Transportation	11,781	10,804

Total	$186,932	$190,366

Costs and Expenses:
Insurance:
Losses and loss adjustment expenses	60,898	62,939
Commissions and other policy acquisition costs	54,221	57,702
Operating and administrative expenses	28,849	27,378
Transportation operating expenses	9,472	10,130
Interest expense	1,379	1,462

Total	$154,819	$159,611

Income Before Federal Income Tax	32,113	30,755
Provision for Federal Income Tax	9,678	9,611

Net Income	$22,435	$21,144

Basic Earnings per Common Share	$1.18	$1.12

Diluted Earnings per Common Share:	$1.15	$1.08

Dividends per Common Share	$0.06125	$0.05625

Note:	Dollar amounts in thousands except per share data.

Basic earnings per common share have been computed by dividing net income by 18,986 shares in 2006 and 18,829 shares in 2005.

Diluted earnings per common share have been computed by dividing net income by 19,511 shares in 2006 and 19,508 shares in 2005.

The Midland Company Reports Record First Quarter 2006 Results

April 20, 2006

THE MIDLAND COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2006	December 31, 2005
ASSETS
Cash and Marketable Securities	$944,076	$950,464
Receivables - Net	258,764	269,862
Property, Plant and Equipment - Net	91,034	89,888
Deferred Insurance Policy Acquisition Costs	86,471	88,374
Other	28,246	29,525

Total Assets	$1,408,591	$1,428,113

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unearned Insurance Premiums	$391,987	$395,007
Insurance Loss Reserves	229,950	254,660
Long-Term Debt	91,457	91,766
Short-Term Borrowings	7,965	20,005
Deferred Federal Income Tax	37,263	38,350
Other Payables and Accruals	143,227	143,948
Shareholders’ Equity	506,742	484,377

Total Liabilities and Shareholders’ Equity	$1,408,591	$1,428,113

Note: Amounts in thousands except per share data.